As filed with the Securities and Exchange Commission on July 29, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Robinhood Markets, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-4364776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

85 Willow Road, Menlo Park, California 94025
(Address of principal executive offices, including zip code)
2021 Omnibus Incentive Plan
2021 Employee Share Purchase Plan
2020 Equity Incentive Plan
Amended and Restated 2013 Stock Plan
(Full title of the plan)

Vladimir Tenev
Co-Founder, Chief Executive Officer and President
Robinhood Markets, Inc.
85 Willow Road, Menlo Park, California 94025
(844) 428-5411
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Pitts D. Scott Bennett Jonathan J. Katz Claudia J. Ricciardi Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Daniel Gallagher Christina Y. Lai Weilyn Wood Steve Pickering Robinhood Markets, Inc. 85 Willow Road Menlo Park, California 94025 (844) 428-5411

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share:
—2021 Omnibus Incentive Plan	106,936,535(2)	$38.00(8)	$4,063,588,330	$443,337.49
—2021 Employee Share Purchase Plan	16,987,840(3)	$32.30(9)	548,707,232	59,863.96
—2020 Equity Incentive Plan (Options)	264,360(4)	$10.24(10)	2,707,046	295.34
—2020 Equity Incentive Plan (RSUs)	73,332,972(5)	$38.00(8)	2,786,652,936	304,023.84
—Amended and Restated 2013 Stock Plan (Options)	16,767,880(6)	$2.05(11)	34,374,154	3,750.22
—Amended and Restated 2013 Stock Plan (RSUs)	33,780,575(7)	$38.00(8)	1,283,661,850	140,047.51
TOTAL:	248,070,162		$8,719,691,548	$951,318.36
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) covers any additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Robinhood Markets, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Omnibus Incentive Plan (the “2021 Plan”), the Registrant’s 2021 Employee Share Purchase Plan (the “2021 ESPP”), the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) and the Registrant’s Amended and Restated 2013 Stock Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock.
(2)Represents 93,433,124 shares of Class A common stock reserved for issuance pursuant to future awards under the 2021 Plan and 13,503,411 shares of Class A common stock reserved under the 2020 Plan but not subject to any awards thereunder. The number of shares of Class A common stock available for issuance under the 2021 Plan will be increased by any shares of Class A common stock subject to awards outstanding under the 2020 Plan or the 2013 Plan that expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the Registrant for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, in each case, following the effective date of the 2021 Plan. The 2021 Plan also provides that the number of shares of Class A common stock reserved for issuance under the 2021 Plan will automatically increase on the first day of each calendar year beginning on January 1, 2022 and ending on January 1, 2031, by the lesser of (a) 5% of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year and (b) such smaller number as determined by the 2021 Plan administrator. See footnotes 4, 5, 6 and 7 below.
(3)Represents shares of Class A common stock reserved for issuance under the 2021 ESPP. The 2021 ESPP also provides that the number of shares of Class A common stock reserved for issuance under the 2021 ESPP will automatically increase on the first day of each calendar year beginning on January 1, 2022 and ending on January 1, 2031, by the lesser of (a) 1% of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding calendar year and (ii) such smaller number as determined by the 2021 ESPP administrator.
(4)Represents shares of Class A common stock reserved for issuance pursuant to stock options outstanding under the 2020 Plan as of the date of this Registration Statement. No further grants will be made pursuant to the 2020 Plan. Any stock options outstanding under the 2020 Plan will remain in effect pursuant to their terms. Any stock options outstanding under the 2020 Plan that, on or after the effective date of the 2021 Plan, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnote 2 above.
(5)Represents shares of Class A common stock reserved for issuance pursuant to restricted stock units (“RSUs”) outstanding under the 2020 Plan as of the date of this Registration Statement. No further grants will be made pursuant to the 2020 Plan. Any RSUs outstanding under the 2020 Plan will remain in effect pursuant to their terms. Any RSUs outstanding under the 2020 Plan that, on or after the effective date of the 2021 Plan, expire or otherwise terminate, are tendered to or withheld by the Registrant for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of Class A common stock. See footnote 2 above.
(6)Represents shares of Class A common stock reserved for issuance pursuant to stock options outstanding under the 2013 Plan as of the date of this Registration Statement. No further grants will be made pursuant to the 2013 Plan. Any stock options outstanding under the 2013 Plan will remain in effect pursuant to their terms. Any stock options outstanding under the 2013 Plan that, on or after the effective date of the 2021 Plan, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnote 2 above.
(7)Represents shares of Class A common stock reserved for issuance pursuant to RSUs outstanding under the 2013 Plan as of the date of this Registration Statement. No further grants will be made pursuant to the 2013 Plan. Any RSUs outstanding under the 2013 Plan will remain in effect pursuant to their terms. Any RSUs outstanding under the 2013 Plan that, on or after the effective date of the 2021 Plan, expire or otherwise terminate, are tendered to or withheld by the Registrant for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of Class A common stock. See footnote 2 above.
(8)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $38.00 per share, which is the initial public offering price per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-257602), as amended, declared effective on July 28, 2021.
(9)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $38.00 per share, which is the initial public offering price per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-257602), as amended, declared effective on July 28, 2021. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of Class A common stock on the first date of an offering or the date of purchase.
(10)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $10.24 per share, which is the weighted-average exercise price of stock options to purchase Class A common stock outstanding under the 2020 Plan as of the date of this Registration Statement.
(11)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.05 per share, which is the weighted-average exercise price of stock options to purchase Class A common stock outstanding under the 2013 Plan as of the date of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(1) Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on July 27, 2021 (File No. 333-257602), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(2) The Registrant’s prospectus to be filed on or about July 30, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-257602); and
(3) The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40691) filed with the Commission on July 29, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the indemnification agreements that the Registrant has entered into with Jan Hammer, who is a director of the Registrant and a Partner at Index Ventures, and Scott Sandell, who is a director of the Registrant and Managing General Partner at New Enterprise Associates, also provide that, among other things, Index Ventures and New Enterprise Associates and their respective affiliates, respectively, will also be entitled to indemnification by the Registrant to the same extent as such director with respect to any claims that are based on such director’s service to us. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain limitations. The Registrant’s Charter provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments it may make to its officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	Incorporated by Reference
			File No.	Exhibit	Filing Date
4.1	Form of Amended and Restated Certificate of Incorporation of Robinhood Markets, Inc., to be effective immediately prior to the completion of the Registrant’s initial public offering	S-1/A	333-257602	3.1	July 27, 2021
4.3	Form of Amended and Restated Bylaws of Robinhood Markets, Inc., to be effective immediately prior to the completion of the Registrant’s initial public offering	S-1/A	333-257602	3.2	July 27, 2021
4.5	Form of Class A Common Stock Certificate of Robinhood Markets, Inc.	S-1/A	333-257602	4.1	July 27, 2021
5.1*	Opinion of Cravath, Swaine & Moore LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)
24.1*	Powers of attorney (included on the signature page hereto)
99.1*	Robinhood Markets, Inc. 2021 Omnibus Incentive Plan
99.2*	Robinhood Markets, Inc. 2021 Employee Share Purchase Plan
99.3	Robinhood Markets, Inc. 2020 Equity Incentive plan, as amended on June 18, 2020, and form grant notices and award agreements thereunder	S-1/A	333-257602	10.3	July 27, 2021
99.4	Second Amendment to the Robinhood Markets, Inc. 2020 Equity Incentive Plan, dated March 10, 2021	S-1/A	333-257602	10.5	July 27, 2021
99.5	Third Amendment to the Robinhood Markets, Inc. 2020 Equity Incentive Plan, dated May 26, 2021	S-1/A	333-257602	10.6	July 27, 2021
99.6	Robinhood Markets, Inc. Amended and Restated 2013 Stock Plan and form grant notices and award agreements thereunder	S-1/A	333-257602	10.4	July 27, 2021
______________
*Filed herewith.

Item 9. Undertakings.
A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Menlo Park, State of California, on this 29th day of July, 2021.

ROBINHOOD MARKETS, INC.

By:	/s/Vladimir Tenev
Vladimir Tenev Co-Founder, Chief Executive Officer and President
POWERS OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Gallagher, Vladimir Tenev and Jason Warnick, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Vladimir Tenev	Co-Founder, Chief Executive Officer, President and Director (Principal Executive Officer)	July 29, 2021
Vladimir Tenev

/s/Jason Warnick	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	July 29, 2021
Jason Warnick

/s/Baiju Bhatt	Co-Founder, Chief Creative Officer and Director	July 29, 2021
Baiju Bhatt

/s/Jan Hammer	Director	July 29, 2021
Jan Hammer

/s/Paula Loop	Director	July 29, 2021
Paula Loop

/s/Jonathan Rubinstein	Director	July 29, 2021
Jonathan Rubinstein

/s/Scott Sandell	Director	July 29, 2021
Scott Sandell

/s/Robert Zoellick	Director	July 29, 2021
Robert Zoellick